UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 26, 2014, SWK Holdings Corporation, a Delaware corporation (the “Company”), closed its previously announced rights offering to purchase approximately 14,534,884 shares of the Company’s common stock. The rights offering was launched on November 3, 2014, to stockholders of record on October 30, 2014, and expired on November 24, 2014.

In the rights offering, stockholders exercised their basic subscription rights for 13,278,664 shares of common stock and their over-subscription rights for 53,702,096 shares of common stock.

At closing the Company issued 14,534,884 shares of common stock as follows: 13,278,664 shares pursuant to the exercise of basic subscription rights and 1,256,218 shares pursuant to the exercise of over-subscription rights. The shares issued pursuant to the over-subscription rights were calculated on a pro-rata basis in accordance with the terms of the offering. The Company received gross proceeds of approximately $12,500,000.

As the rights offering was fully subscribed, no shares were issued in the standby offering.

Pursuant to the terms of the Purchase Agreement dated as of August 18, 2014, between the Company and affiliates of Carlson Capital, L.P., it is anticipated that the Company will issue an additional 17,440,525 shares at a purchase price of $1.37 per share to funds affiliated with Carlson Capital, L.P. so that Carlson Capital L.P. has a voting 69% ownership interest in the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: November 28, 2014

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